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Exhibit 3.1(m)

CERTIFICATE OF INCORPORATION
OF
BEAZER REALTY, INC.

TO:
DEPARTMENT OF TREASURY
STATE OF NEW JERSEY

        THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to the provisions of Title 14A:2-7, New Jersey Business Corporation Act, does hereby execute the following Certificate of Incorporation:

        FIRST: The name of the Corporation is Beazer Realty, Inc.

        SECOND: The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the provisions of Title 14A:1-1 et. seq., New Jersey Business Corporation Act.

        THIRD: The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of common stock, no par value.

        FOURTH: The address of the Corporation's initial registered office is 250 Phillips Boulevard, Trenton, NJ 08618 and the name of the Corporation's initial registered agent at such address is Stephen P. Mutascio.

        FIFTH: The number of directors constituting the initial Board of Directors shall be two (2); and the names and addresses of the Directors are as follows:

NAME	ADDRESS
Michael J. Neill	250 Phillips Blvd., Suite 260 Trenton, NJ 08618
Stephen P. Mutascio	250 Phillips Blvd., Suite 260 Trenton, NJ 08618

        SIXTH: The name and address of the Incorporator is as follows:

Alan G. Frank, Jr., Esquire Ridolfi, Friedman, Frank & Edelstein, P.C. 3131 Princeton Pike, Bldg. 6A Lawrenceville, NJ 08648

        SEVENTH: To the full extent that the laws of the State of New Jersey, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of Directors or officers, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owned to the Corporation or its shareholders. Neither the amendment or repeal of this Article which is inconsistent with this Article shall apply to or have any effect on the liability or alleged liability of any Director or officer of the Corporation for or with respect to any act or omission of such Director or officer occurring prior to such amendment, repeal or adoption.

        EIGHTH: The duration of the Corporation shall be unlimited.

        NINTH: The effective date of this Certificate of Incorporation shall be the date of filing.

        IN WITNESS WHEREOF, the Undersigned has hereunto signed this Certificate of Incorporation as incorporator thereof this 1st day of December, 1998.

Incorporator:
/s/ ALAN G. FRANK, JR. ALAN G. FRANK, JR., ESQUIRE
Prepared By:
Ridolfi, Friedman, Frank & Edelstein, P.C. 3131 Princeton Pike—Building 6A Lawrenceville, New Jersey 08648
/s/ ALAN G. FRANK, JR. Alan G. Frank, Jr., Esq.

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  Exhibit 3.1(m)
CERTIFICATE OF INCORPORATION OF BEAZER REALTY, INC.